UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 12, 2007
CITIZENS FIRST BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-32041	38-3573852

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

525 Water Street, Port Huron, Michigan	48060

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (810) 987-8300
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
On February 12, 2007, at Mr. Campbell’s request, the Company’s Compensation Committee rescinded their decision regarding the reported increase in Mr. Campbell’s annual salary, and the reported award of restricted stock to him. The action is intended to honor Mr. Campbell’s long standing request that his own annual compensation not be considered until: (i) the annual reviews of other members of the Company’s senior management have been completed; and (ii) Clark Consulting, the independent consulting firm recently engaged by the Committee, has completed its review and analysis of the Company’s compensation philosophy and practices with respect to the Company’s Board of Directors, Chief Executive Officer and other members of senior management.
Item 8.01. Other Events.
On February 12, 2007, Citizens First Bancorp, Inc. issued a press release which announced that (i) the 2007 annual meeting of stockholders will be held on May 24, 2007; and (ii) the record date for stockholders entitled to vote at the 2007 annual meeting is March 26, 2007.
The press release also announced that the Company’s Board of Directors declared a quarterly cash dividend of $0.09 per share. The dividend is expected to be paid on February 22, 2007, to stockholders of record on February 16, 2007.
The press release is attached as Exhibit No. 99 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
The following exhibits are furnished herewith:

Number	Exhibit Description
99	Press release dated February 12 , 2007 announcing Registrant’s annual meeting date and quarterly dividend.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized

CITIZENS FIRST BANCORP, INC.

Date: February 12, 2007
	By:	/s/ Marshall J. Campbell
Marshall J. Campbell Chairman, President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description of Exhibit
99	Press release dated February 12, 2007 announcing Registrant’s annual meeting date and quarterly dividend.